SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C.  20549


                          FORM 8-K
                       CURRENT REPORT

 Pursuant to Section 13 or 15(d) of the Securities Exchange
                        Act of 1934.

 Date of report (Date of earliest event reported) October 9, 1997


                  THE E. W. SCRIPPS COMPANY
   (Exact name of registrant as specified in its charter)




        Ohio                             33-43989           31-1223339
(State or other jurisdiction of (Commission File Number)  (I.R.S. Employer
incorporation or organization)                          Identification Number)

 312 Walnut Street
  Cincinnati, Ohio                                            45202
(Address of principal executive offices)                    (Zip Code)

 Registrant's telephone number, including area code:  (513) 977-3000

                          Not Applicable
   (Former name, former address and former fiscal year, if
                 changed since last report.)

                  THE E. W. SCRIPPS COMPANY

  INDEX TO CURRENT REPORT ON FORM 8-K DATED OCTOBER 9, 1997



Item No.                                              Page

 5.  Other Events                                       3

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ITEM 5.   OTHER EVENTS



     The E. W. Scripps Company's third-quarter income from continuing operations moved up 16 percent to $27.4 million, 34 cents per share, from $23.7 million, 29 cents per share, in the year-ago quarter, excluding an unusual gain from 1997's results.

     On August 24, Scripps traded its newspapers in Monterey and San Luis Obispo, Calif., for Knight-Ridder's paper in Boulder, Colo. The disposition of the two California papers resulted in an after-tax gain to Scripps of $11.1 million, or 14 cents per share.

     Consolidated operating cash flow (operating income before depreciation and amortization), excluding divested operations, increased 10 percent to $67 million in the third quarter, and operating income moved up 12 percent to $49.4 million.

     Home & Garden Television, the company's wholly owned cable network, had a modest effect on third-quarter results, reducing net income by $1 million, or 1 cent per share, compared to $3.3 million, 4 cents per share, in the year-ago quarter. Now in its 34th month since launch, HGTV reaches 31 million U.S. homes and has commitments for carriage to an additional 4 million homes.

     "Home & Garden Television's advertising growth continues to exceed our expectations, which translates into lower than expected hits to our bottom line," said William R. Burleigh, president and chief executive officer. "In the newspaper and television markets, the demand for advertising space and time continues to be strong.

     "In the coming weeks, we expect to complete the purchase of six local newspapers, as well as the expansion of our cable network operations through acquisition of the controlling interest in The Food
     Network. These are key steps in our long-term plan for building shareholder value," Burleigh said.

     As previously announced, Scripps will spend a total of approximately $700 million to acquire six newspapers in Texas and South Carolina from Harte-Hanks
     Communications and 58 percent interest in The Food
     Network from Belo Communications.

     NEWSPAPER RESULTS
     (Excluding divested operations in Monterey, San Luis
     Obispo and El Paso; including the Boulder Daily Camera since Aug. 24, 1997.)

     Operating cash flow increased 9.7 percent to $44.4 million. Newsprint costs increased 4.2 percent to $29.5 million. Newsprint prices were 7 percent lower, but the difference was more than offset by an 11 percent increase in usage. Year-over-year newsprint costs are expected to increase approximately 15 percent in the fourth quarter.

     Total newspaper revenues moved up 9.8 percent to $169 million. Assuming the Boulder newspaper had been owned for the full quarter in both years, revenues would have increased 8.1 percent. On that same pro forma basis, advertising revenues increased 8.1 percent to $128 million. Broken down by category:
       Local retail increased 4.6 percent to $49 million;

       Classified increased 11 percent to $56.9 million;

       National increased 12 percent to $5.3 million;

       Preprint increased 5.9 percent to $16 million.

     Circulation revenues were unchanged at $30.6 million.

     TELEVISION RESULTS

     Revenues, at $76.9 million, were up 3.5 percent over the year-ago quarter. Local advertising grew 6.2 percent and national grew 12.9 percent, together more than offsetting the sharp decline in political advertising, which totaled only $400,000 compared to $4 million in the third quarter last year.

     Cash operating costs rose 6.9 percent and operating cash flow decreased 2.7 percent to $25.7 million.

     ENTERTAINMENT RESULTS

     Revenues for the division moved up 22 percent to $33.5 million and operating cash flow was $900,000, compared to a loss of $1.7 million in the year-ago quarter.

     At Home & Garden Television, revenues jumped from $5.4 million last year to $13.5 million and cash operating losses were $900,000, compared to
     $4.9 million last year.

     The network can be seen on cable television systems in all 50 states and is available to subscribers of DIRECTV, EchoStar and C-Band satellite packages.


     Internationally, HGTV/Canada will launch Oct. 17 through a partnership with Atlantis Communications of Toronto. Additionally, HGTV's programming can be seen on host networks in Australia and Japan, and in Europe on NBC's Superchannel.

     At United Media, licensing revenues decreased 4.7 percent in the quarter to $12.5 million.

     YEAR-TO-DATE RESULTS
     (Excluding unusual items.)

     Net income improved 28 percent to $96 million, $1.19 per share, from $75.1 million, 93 cents per share, in the first nine months of 1996.

     Consolidated operating cash flow rose 20 percent to $226 million, excluding divested operations.


     The E. W. Scripps Company operates nine television stations; newspapers in 14 markets; a licensor and syndicator of news features and comics; two television production companies; and a 24-hour cable network. The company has also announced agreements to acquire the newspaper properties of Harte-Hanks Communications,
     Inc. and Belo Communication's interest in The Food
     Network.

THE E. W. SCRIPPS COMPANY
(in thousands, except per share data)
                                                              Three months ended Sept. 30,         Nine months ended Sept. 30,
                                                              1997        1996         %           1997         1996        %

Operating Revenues:
     Newspapers                                          $   168,967 $    153,882     9.8 %   $   505,389  $   460,455     9.8 %
     Broadcast television                                     76,905       74,325     3.5 %       236,730      230,250     2.8 %
     Entertainment                                            33,455       27,455    21.9 %       113,107       77,274    46.4 %
     Total                                                   279,327      255,662     9.3 %       855,226      767,979    11.4 %
     Divested operations                           (a)         6,854        9,821                  27,177       29,073
Total operating revenues                                 $   286,181 $    265,483     7.8 %   $   882,403  $   797,052    10.7 %
Operating Cash Flow:
     Newspapers                                          $    44,433 $     40,522     9.7 %   $   144,689  $   117,463    23.2 %
     Broadcast television                                     25,666       26,374    (2.7)%        88,683       87,470     1.4 %
     Entertainment                                               851      (1,670)                   4,468      (4,069)
     Corporate                                               (3,932)      (4,343)                (11,991)     (12,650)
     Total                                                    67,018       60,883    10.1 %       225,849      188,214    20.0 %
     Unusual item                                  (b)                                                         (4,000)
     Divested operations                           (a)           580        1,618                   3,523        4,656
Total operating cash flow                                     67,598       62,501     8.2 %       229,372      188,870    21.4 %
Depreciation and amortization                                 18,023       17,256     4.4 %        53,585       51,726     3.6 %
Total operating income                             (c)        49,575       45,245     9.6 %       175,787      137,144    28.2 %
Interest expense                                             (2,300)      (2,713)                 (7,350)      (6,350)
Net gains and unusual items                        (a)        20,981                               20,981
Miscellaneous, net                                               914          291                   1,395          614
Provision for income taxes                                  (29,668)     (18,331)                (80,873)     (56,603)
Minority interests                                             (924)        (841)                 (2,760)      (2,326)

Income from continuing operations                             38,578       23,651    63.1 %       107,180       72,479    47.9 %

Income from discontinued operation - Scripps Cable                         12,268                               34,645
Net income                                               $    38,578 $     35,919             $   107,180  $   107,124


Per Share of Common Stock:
     Income from continuing operations                         $ .48        $ .29                  $ 1.32        $ .90

     Net income                                                $ .48        $ .45                  $ 1.32       $ 1.33



Weighted average common
     shares outstanding                                       81,032       80,473                  80,969       80,328



Excluding the effect of unusual items:
     Income from continuing operations                   $    27,431 $     23,651    16.0 %   $    96,033  $    75,079    27.9 %

     Income from continuing operations
          per share of common stock                            $ .34        $ .29    17.2 %        $ 1.19        $ .93    28.0 %

(a) In the third quarter the Company traded its newspapers
    in Monterey and San Luis Obispo, California, for the
    newspaper in Boulder, Colorado.  The trade resulted in
    a gain of $21.0 million, $11.1 million after-tax ($.14
    per share).   The Company's newspaper in El Paso will
    cease operations after October 11, 1997. Operating results for the Monterey, San Luis Obispo and El Paso newspapers are included in "divested operations."

(b) In the second quarter of 1996 the Company incurred an unusual charge of approximately $4 million, $2.6 million after-tax ($.03 per share), the Company's share of certain costs associated with restructuring portions of the distribution system of the Cincinnati joint operating agency.

(c) Operating income by segment is as follows:



        (in thousands)
                                                                      Three months ended Sept. 30,   Nine months ended Sept. 30,
                                                                        1997       1996     %          1997       1996       %
        Operating Income:
             Newspapers                                              $  34,255  $  30,789  11.3 %  $   114,813 $    90,303  27.1 %
             Broadcast television                                       19,512     20,522  (4.9)%       70,359      67,999   3.5 %
             Entertainment                                               (185)    (2,618)                1,337     (6,847)
             Corporate                                                 (4,208)    (4,581)             (12,800)    (13,435)
             Total                                                      49,374     44,112  11.9 %      173,709     138,020  25.9 %
             Unusual item                                       (b)                                                (4,000)
             Divested operations                                (a)        201      1,133                2,078       3,124
        Total operating income                                       $  49,575  $  45,245   9.6 %  $   175,787 $   137,144  28.2 %



(d) Operating results for HGTV, included in the Entertainment segment, are as follows:



        (in thousands, except per share data)
                                                                       Three months ended Sept 30,     Nine months ended Sept 30.,
                                                                        1997       1996     %          1997       1996       %

        Operating revenues                                           $  13,497  $   5,429 148.6 %  $    36,092 $    15,428 133.9 %

        Operating cash flow                                              (900)    (4,934)  81.8 %      (4,378)    (11,067)  60.4 %

        Operating income                                               (1,405)    (5,335)  73.7 %      (5,844)    (12,207)  52.1 %

        Net income effect                                              (1,002)    (3,287)  69.5 %      (3,891)     (7,520)  48.3 %

        Net income effect per share                                     $(.01)     $(.04)  75.0 %       $(.05)      $(.09)  44.4 %


                                   SIGNATURES


Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                   THE E. W. SCRIPPS COMPANY




Dated:  October 9, 1997            By:  /s/ D. J. Castellini

                                   D. J. Castellini
                                   Senior Vice President,
                                   Finance & Administration




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